Exhibit 10.6
Acknowledgment
I have reviewed and understand the terms of the Long Term Incentive Program (the “LTIP”) in which I have been offered participation on the condition that I make the acknowledgments set forth below. Accordingly, in consideration of my participation in the LTIP, I acknowledge, confirm and agree that:
•	I have reviewed and understand the terms of the Confidential and Proprietary Information and Non-Competition Agreement that I previously executed and delivered to the Company (the “Agreement”). I reconfirm that I will abide by the terms of that Agreement, and further acknowledge and agree that Section 6 of the Agreement, including each subpart, is reasonable and necessary to protect the legitimate business interests of the Company. These interests include, but are not limited to, protecting the Company’s confidential, proprietary and trade secret information, goodwill, reputation, and customer base.

•	I have reviewed the Statement of Company Policy regarding Securities Trades by Company Personnel (“Company Trading Policy”). I understand the Company’s interest in ensuring my compliance with relevant securities laws governing the trading in Company securities, and I agree to abide by the Company’s Trading Policy.

•	I have reviewed the Business Conduct Standards Policy. I understand the Company’s interest in ensuring my compliance with relevant securities laws, and I agree to abide by the Business Conduct Standards Policy.

Dated: September __, 2005

Participant:

Received by Company on September __, 2005.

Supervisor: